Exhibit 23.2

Consent of Independent Auditors

Healthways, Inc.

Nashville, Tennessee

We consent to the inclusion of our report dated October 12, 2006, with respect to the balance sheet of Healthcare Dimensions, Inc. as of November 22, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 1, 2004 through November 22, 2004, which report appears in the Form 8-K/A of Healthways, Inc., dated February 7, 2007.

/s/Clifton Gunderson LLP

February 7, 2007

Phoenix, Arizona